Exhibit 12.01

Haynes International, Inc.
Ratio of Earnings Before Fixed Charges to Fixed Charges

                                                         1998          1999            2000       2001         2002
                                                         ----          ----            ----       ----         ----

Line 1   Income (loss) before income taxes,
         extraordinary item and cumulative effect
         of a change in accounting principle          $  4,773       $ (5,755)      $ (6,977)   $    894    $  1,599
Line 2   Interest on indebtedness                       19,924         19,102         21,494      21,857      19,269
Line 3   Amortization of debt issuance costs             1,247          1,246          1,152       1,308       1,316
Line 4   Estimated interest portion of rental
         expense                                           564            702            785         900         824
                                                      --------       --------       --------    --------    --------
Line 5   Total earnings before fixed charges          $ 26,508       $ 15,295       $ 16,454    $ 24,959    $ 23,008

Line 6   Interest on indebtedness                       19,934(1)      19,197(1)      21,494      21,857      19,269
Line 7   Amortization of debt issuance costs             1,247          1,246          1,152       1,308       1,316
Line 8   Estimated interest portion of rental
         expense                                           564            702            785         900         824
                                                      --------       --------       --------    --------    --------
Line 9   Total fixed charges                          $ 21,745       $ 21,145       $ 23,431    $ 24,065    $ 21,409

Ratio of earnings before fixed charges to fixed
  charges                                                 1.22            N/A(2)        N/A(2)      1.04        1.07

(1)  Includes $10 and $95 for 1998 and 1999, respectively, of capitalized interest expense.
(2)  Earnings before fixed charges were insufficient to cover fixed charges.